Exhibit 99.1

VisEra Holding Company and Subsidiary

Consolidated Financial Statements for the

Years Ended December 31, 2011, 2010 and 2009 and

Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and the Shareholders

VisEra Holding Company and Subsidiary

We have audited the accompanying consolidated balance sheets of VisEra Holding Company and its subsidiary (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VisEra Holding Company and its subsidiary as of December 31, 2011 and 2010, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2011, 2010 and 2009, in conformity with accounting principles generally accepted in the Republic of China.

Accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States of America.  The application of the latter would have affected the determination of net income for each of the two years in the period ended December 31, 2011 and the determination of shareholders’ equity and financial position as of December 31, 2011 and 2010, to the extent summarized in Note 17 to the consolidated financial statements.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

June 22, 2012

VISERA HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

(In Thousands of U.S. Dollars)

	2011		2010
	Amount	%	Amount	%

ASSETS

CURRENT ASSETS
Cash (Note 4)	$108,067	40	$47,673	23

Financial assets at fair value through profit or loss (Notes 2 and 5)	5	—	—	—
Notes and accounts receivable (Note 3)	281	—	332	—
Receivables from related parties (Notes 3 and 14)	13,585	5	16,396	8
Allowance for sales returns and discounts (Note 2)	(2,313)	(1)	(1,164)	(1)
Other receivables (Notes 3 and 14)	17,228	6	278	—
Inventories (Notes 2 and 6)	839	1	3,244	2
Deferred income tax assets (Notes 2 and 12)	1,079	1	1,096	1
Prepaid expenses and other current assets	249	—	209	—

Total current assets	139,020	52	68,064	33

LONG-TERM INVESTMENTS
Financial assets carried at cost (Notes 2 and 7)	16,335	6	16,335	8

PROPERTIES, NET (Notes 2, 8 and 14)	102,065	38	115,319	57

OTHER ASSETS

Assets leased to others (Notes 2 and 9)	9,436	4	512	—
Deferred charges, net (Notes 2 and 10)	559	—	527	—
Deferred income tax assets (Notes 2 and 12)	1,114	—	2,435	1
Refundable deposits and others	529	—	639	1

Total other assets	11,638	4	4,113	2

TOTAL	$269,058	100	$203,831	100

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Financial liabilities at fair value through profit or loss (Notes 2 and 5)	$10	—	$225	—
Accounts payable (Note 14)	2,655	1	4,118	2
Payables to equipment suppliers	12,448	5	5,097	2
Income tax payable (Notes 2 and 12)	12,228	4	3,165	2
Accrued expenses and other current liabilities (Notes 2 and 14)	13,278	5	9,605	5

Total current liabilities	40,619	15	22,210	11

OTHER LIABILITIES
Guarantee deposits	56	—	48	—

Total liabilities	40,675	15	22,258	11

EQUITY ATTRIBUTABLE TO SHAREHOLDERS OF THE PARENT
Capital stock - $1 par value; authorized 120,000 thousand shares, and 87,500 thousand shares issued and outstanding	87,500	33	87,500	43
Capital surplus	20,981	8	21,021	10
Retained earnings	83,921	31	42,506	21
Cumulative translation adjustments (Note 2)	11,670	4	11,861	6

Total equity attributable to shareholders of the parent	204,072	76	162,888	80

MINORITY INTERESTS IN SUBSIDIARY (Note 2)	24,311	9	18,685	9

Total shareholders’ equity	228,383	85	181,573	89

TOTAL	$269,058	100	$203,831	100

The accompanying notes are an integral part of the consolidated financial statements.

VISERA HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In Thousands of U.S. Dollars)

	2011		2010		2009
	Amount	%	Amount	%	Amount	%

NET SALES (Notes 2 and 14)	$138,717	100	$103,623	100	$52,030	100

COST OF GOODS SOLD (Notes 6 and 14)	92,951	67	78,783	76	47,862	92

GROSS PROFIT	45,766	33	24,840	24	4,168	8

OPERATING EXPENSES (Note 14)	11,550	8	10,640	10	7,001	13

INCOME (LOSS) FROM OPERATIONS	34,216	25	14,200	14	(2,833)	(5)

NON-OPERATING INCOME AND GAINS
Income from the transfer of intellectual property (Notes 8 and 14)	20,409	15	—	—	—	—
Gain on disposal of property, net (Notes 2 and 8)	6,371	4	—	—	—	—
Rental income (Notes 9 and 14)	1,333	1	1,399	1	1,051	2
Dividend income	1,216	1	90	—	—	—
Interest income (Note 16)	449	—	140	—	119	—
Foreign exchange gain, net (Note 2)	64	—	—	—	270	1
Valuation gain on financial instruments, net (Notes 2 and 5)	—	—	117	—	—	—
Others (Note 14)	296	—	171	—	418	1

Total non-operating income	30,138	21	1,917	1	1,858	4

NON-OPERATING EXPENSES AND LOSSES
Impairment loss (Notes 2 and 8)	3,639	3	—	—	—	—
Valuation loss on financial instruments, net (Notes 2 and 5)	184	—	—	—	22	—
Foreign exchange loss, net (Note 2)	—	—	87	—	—	—
Loss on disposal of property, net (Note 2)	—	—	36	—	—	—
Interest expense (Note 16)	—	—	1	—	160	1
Others	750	—	74	—	120	—

Total non-operating expenses	4,573	3	198	—	302	1

INCOME (LOSS) BEFORE INCOME TAX	59,781	43	15,919	15	(1,277)	(2)

INCOME TAX BENEFIT (EXPENSE) (Notes 2 and 12)	(12,956)	(9)	(3,143)	(3)	1,633	3

NET INCOME	$46,825	34	$12,776	12	$356	1

ATTRIBUTABLE TO:
Shareholders of the parent	$41,415	30	$11,322	11	$320	1
Minority interests	5,410	4	1,454	1	36	—

	$46,825	34	$12,776	12	$356	1

The accompanying notes are an integral part of the consolidated financial statements.

VISERA HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In Thousands of U.S. Dollars)

	Equity Attributable to Shareholders of the Parent
	Capital Stock		Capital surplus			Cumulative		Minority	Total
	Shares		Additional		Retained	Translation		Interests in	Shareholders’
	(In Thousands)	Amount	Paid-in Capital	Others	Earnings	Adjustments	Total	Subsidiary	Equity

BALANCE, JANUARY 1, 2009	87,500	$87,500	$20,790	$543	$30,864	$1,287	$140,984	$15,604	$156,588

Adjustment arising from changes of ownership percentage in subsidiary	—	—	—	(312)	—	—	(312)	312	—

Net income for 2009	—	—	—	—	320	—	320	36	356

Increase in minority interests	—	—	—	—	—	—	—	271	271

Translation adjustments	—	—	—	—	—	3,425	3,425	91	3,516

BALANCE, JANUARY 1, 2010	87,500	87,500	20,790	231	31,184	4,712	144,417	16,314	160,731

Net income for 2010	—	—	—	—	11,322	—	11,322	1,454	12,776

Decrease in minority interests	—	—	—	—	—	—	—	(10)	(10)

Translation adjustments	—	—	—	—	—	7,149	7,149	927	8,076

BALANCE, DECEMBER 31, 2010	87,500	87,500	20,790	231	42,506	11,861	162,888	18,685	181,573

Net income for 2011	—	—	—	—	41,415	—	41,415	5,410	46,825

Adjustment arising from changes of ownership percentage in subsidiary	—	—	—	(40)	—	—	(40)	40	—

Increase in minority interests	—	—	—	—	—	—	—	229	229

Translation adjustments	—	—	—	—	—	(191)	(191)	(53)	(244)

BALANCE, DECEMBER 31, 2011	87,500	$87,500	$20,790	$191	$83,921	$11,670	$204,072	$24,311	$228,383

The accompanying notes are an integral part of the consolidated financial statements.

VISERA HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In Thousands of U.S. Dollars)

	2011	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income attributable to shareholders of the parent	$41,415	$11,322	$320
Net income attributable to minority interests	5,410	1,454	36
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,054	22,513	19,537
Depreciation of assets leased to others	202	29	28
Loss (gain) on disposal of property, net	(6,371)	36	—
Deferred income taxes	1,338	35	(1,179)
Impairment loss	3,639	—	—
Valuation loss (gain) on financial instruments, net	(220)	290	(82)
Changes in operating assets and liabilities
Decrease (increase) in:
Notes and accounts receivable	163	20	(310)
Receivables from related parties	3,848	(2,748)	(3,940)
Other receivables	(16,950)	42	113
Inventories	2,405	(273)	(2,018)
Prepaid expenses and other current assets	(40)	(151)	(40)
Increase (decrease) in:
Accounts payable	(1,463)	57	2,365
Income tax payable	9,063	2,831	(1,974)
Accrued expenses and other current liabilities	3,673	4,803	(837)

Net cash provided by operating activities	71,166	40,260	12,019

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of properties	(33,534)	(24,312)	(20,564)
Increase in deferred charges	(493)	(136)	(105)
Proceeds from disposal of property	23,594	36	—
Decrease (increase) in refundable deposits and others	110	(214)	(205)

Net cash used in investing activities	(10,323)	(24,626)	(20,874)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in guarantee deposits received	8	12	4

NET INCREASE (DECREASE) IN CASH	60,851	15,646	(8,851)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(457)	2,207	1,102

CASH BEGINNING OF YEAR	47,673	29,820	37,569

CASH END OF YEAR	$108,067	$47,673	$29,820

(Continued)

VISERA HOLDING COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In Thousands of U.S. Dollars)

	2011	2010	2009

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$—	$1	$—
Cash paid for income tax	$2,067	$214	$1,406

INVESTING ACTIVITIES AFFECTING BOTH CASH AND NON-CASH ITEMS
Cash paid for acquisition of properties
Total acquisition	$40,936	$25,213	$22,679
Increase in payables to equipment suppliers	(7,402)	(901)	(2,115)
	$33,534	$24,312	$20,564

The accompanying notes are an integral part of the consolidated financial statements.	(Concluded)

VISERA HOLDING COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In Thousands of U.S. Dollars, Unless Specified Otherwise)

1.            GENERAL

VisEra Holding Company (VisEra Holding) was incorporated on March 31, 2005 in the Cayman Islands, and is engaged in investing in companies involved in the design, manufacture, and other related business in the semiconductor industry.

As of December 31, 2011 and 2010, VisEra Holding and its subsidiary had 773 and 851 employees, respectively.

2.            SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are presented in conformity with the accounting principles generally accepted in the Republic of China (R.O.C.).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of VisEra Holding and VisEra Technology Company, Ltd. (VisEra Technology), a direct investee of VisEra Holding.  As of December 31, 2011 and 2010, VisEra Holding owns 88.00% and 88.54% of VisEra Technology’s common shares, respectively.  All significant intercompany balances and transactions are eliminated upon consolidation.

VisEra Technology is located in the R.O.C., and mainly engaged in manufacturing electronic spare parts and in researching and developing, designing, manufacturing and selling of color filter, wafer level optics and compact camera module, and high power LED packaging.

Minority interests in subsidiary, VisEra Technology, are presented under minority interests in subsidiary in the consolidated financial statements.

VisEra Holding and VisEra Technology are hereinafter referred to collectively as the “Company.”

Use of Estimates

The preparation of consolidated financial statements in conformity with the aforementioned principles requires management to make reasonable assumptions and estimates of matters that are inherently uncertain.  The actual results may differ from management’s estimates.

Classification of Current and Noncurrent Assets and Liabilities

Current assets are those held for trading purposes and assets expected to be converted to cash, sold or consumed within one year from the balance sheet date.  Current liabilities are obligations expected to be settled within one year from the balance sheet date.  Assets and liabilities that are not classified as current are noncurrent assets and liabilities, respectively.

Financial Assets and Liabilities at Fair Value through Profit or Loss

Derivatives that do not meet the criteria for hedge accounting are initially recognized at fair value, with transaction costs expensed as incurred.  At each balance sheet date, the derivatives are remeasured at fair value, with changes in fair value recognized directly in profit or loss in the year in which they arise.  A regular way purchase or sale of financial assets is accounted for using trade date accounting.

If the fair value of the derivative is positive, the derivative is recognized as a financial asset; otherwise, the derivative is recognized as a financial liability.

Revenue Recognition

The Company recognizes revenue when evidence of an arrangement exists, the rewards of ownership and significant risk of the goods has been transferred to the buyer, price is fixed or determinable, and collectability is reasonably assured.  Provisions for estimated sales returns and other allowances are recorded in the year the related revenue is recognized, based on historical experience, management’s judgment, and any known factors that would significantly affect the allowance.

Sales prices are determined using the fair market value taking into account related sales discounts agreed by the Company and its customers.  Since the receivables from sales are collectible within one year and such transactions are frequent, the fair value of receivables is equivalent to the nominal amount of cash to be received.

Inventories

Inventories consist of raw materials, work-in-process and finished goods and stated at the lower of cost or net realizable value.  Inventory write-downs are made item by item, except where it may be appropriate to group similar or related items.  Net realizable value is the estimated selling price of inventories less all estimated costs of completion and costs necessary to make the sale.  Inventories are recorded at standard cost and adjusted to approximate weighted-average cost on the balance sheet date.

Financial Assets Carried at Cost

Investments in equity instruments for which the Company does not exercise significant influence and with quoted prices in an inactive market and with fair values that cannot be reliably measured, such as non-publicly traded stocks and stocks traded in the Emerging Stock Market, are measured at their original cost.  An impairment loss is recognized when there is objective evidence that the asset is impaired.  A subsequent reversal of this impairment loss is disallowed.

Cash dividends are recognized as investment income upon resolution of shareholders of an investee but are accounted for as a reduction to the original cost of investment if such dividends are declared on the earnings of the investee attributable to the period prior to the purchase of the investment.  Stock dividends are recorded as an increase in the number of shares held and do not affect investment income.  The cost per share is recalculated based on the new total number of shares.

Properties and Assets Leased to Others

Properties and assets leased to others are stated at cost less accumulated depreciation and impairment.  Major additions, renewals, betterments are capitalized, while maintenance and repairs are expensed in the year incurred.

Depreciation is calculated using the straight-line method over estimated service lives, which are initially estimated as follows:  buildings - 5 to 20 years; machinery and equipment - 3 to 5 years; office equipment - 3 to 5 years; transportation equipment - 5 years; other equipment - 3 years; and assets leased to others - 20 years.

When an indication of impairment is identified, any excess of the carrying amount of an asset over its recoverable amount is recognized as a loss.  If the recoverable amount increases in a subsequent period, the amount previously recognized as impairment would be reversed and recognized as a gain.  However, the adjusted amount may not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss was recognized.

Deferred Charges

Deferred charges consist of certain intangibles and other assets including technology license fees and computer software.  These charges are amortized as follows:  technology license fees - 5 years and computer software - 3 years.  When an indication of impairment is identified, any excess of the carrying amount of an asset over its recoverable amount is recognized as a loss.  If the recoverable amount increases in a subsequent period, the previously recognized impairment loss would be reversed and recognized as a gain.  However, the adjusted amount may not exceed the carrying amount that would have been determined, net of amortization, if no impairment loss was recognized.

Expenditures related to research activities and those related to development activities that do not meet the criteria for capitalization are charged to expenses when incurred.

Pension Costs

For employees under defined contribution pension plans, pension costs are recorded based on the actual contributions made to employees’ individual pension accounts.

Income Tax

The Company uses inter-period tax allocation method for income tax.  Deferred income tax assets and liabilities are recognized for the tax effects of temporary differences and unused tax credits.  Valuation allowances are provided to the extent, if any, that it is more likely than not that deferred income tax assets will not be realized.  A deferred tax asset or liability is classified as current or noncurrent according to the classification of the related asset or liability for financial reporting.  If a deferred tax asset or liability does not relate to an asset or liability in the financial statements, then it is classified as either current or noncurrent based on the expected length of time before it is realized or settled.

Adjustments to prior years’ tax liabilities are added to or deducted from the current year’s tax provision.

Income tax of 10% on unappropriated earnings of VisEra Technology is accrued in the year the earnings were generated and adjusted to the amount not appropriated by shareholders in the following year.

Foreign-currency Transactions

Foreign currency transactions other than derivative contracts are recorded in U.S. dollars at the rates of exchange in effect when the transactions occur.  Exchange gains or losses derived from foreign currency transactions or monetary assets and liabilities denominated in foreign currencies are recognized in current income.  At the end of the year, assets and liabilities denominated in foreign currencies are revalued at the prevailing exchange rates with the resulting gains or losses recognized in current income.

Translation of Foreign-currency Financial Statements

The financial statements of foreign subsidiary are translated into U.S. dollars at the following exchange rates:  Assets and liabilities - current rates at year-end; shareholders’ equity - historical rates; income and expenses - average rates during the year.  The resulting translation adjustments are recorded as a separate component of shareholders’ equity.

Reclassifications

To conform to the presentation of the consolidated financial statements as of and for the year ended December 31, 2011, the Company reclassified the line item of gain/(loss) on disposal of financial instruments to valuation gain/(loss) on financial instruments in the consolidated statements of income for the years ended December 31, 2010 and 2009.  Such reclassification is to have net presentation of gain/(loss) derived from derivative financial instruments, and does not have a significant effect on the Company’s consolidated financial statements.

3.            EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES

On January 1, 2011, the Company prospectively adopted the newly revised Statement of Financial Accounting Standards (SFAS) No. 34, “Financial Instruments:  Recognition and Measurement” issued by Accounting Research and Development Foundation (ARDF) in the R.O.C.  The main revisions include (1) finance lease receivables are now covered by SFAS No. 34; (2) the scope of the applicability of SFAS No. 34 to insurance contracts is amended; (3) loans and receivables originated by the Company are now covered by SFAS No. 34; (4) additional guidelines on impairment testing of financial assets carried at amortized cost when the debtor has financial difficulties and the terms of obligations have been modified; and (5) accounting treatment by a debtor for modifications in the terms of obligations.  This accounting change did not have a significant effect on the Company’s financial statements as of and for the year ended December 31, 2011.

4.            CASH

	December 31
	2011	2010

Time deposits	$106,444	$46,867
Cash and deposits in bank	1,623	806

	$108,067	$47,673

5.            FINANCIAL ASSETS/LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	December 31
	2011	2010

Trading financial assets

Forward exchange contracts	$5	$—

Trading financial liabilities

Forward exchange contracts	$10	$225

The Company entered into derivative contracts for the years ended December 31, 2011, 2010 and 2009 to manage exposures due to exchange rate and interest rate fluctuations.

Outstanding forward exchange contract as of December 31, 2011 and 2010 was as follows:

Contract Amount
	Currency	Maturity Date	(In Thousands)

December 31, 2011

Buy	NT$/US$	February 06, 2012	NT$575,258/US$19,000

December 31, 2010

Buy	NT$/US$	February 08, 2011	NT$433,312/US$14,500

For the years ended December 31, 2011, 2010 and 2009, changes in fair value related to derivative financial instruments recognized in earnings was a net loss of $184 thousand, a net gain of $117 thousand and a net loss of $22 thousand, respectively.

6.            INVENTORIES

	December 31
	2011	2010

Finished goods	$95	$133
Work in process	426	1,512
Raw materials	318	1,599

	$839	$3,244

As of December 31, 2011 and 2010, the allowance for inventory devaluation was $3,955 thousand and $5,885 thousand, respectively.

The cost of inventories recognized as cost of goods sold for the years ended December 31, 2011, 2010 and 2009 was $92,951 thousand, $78,783 thousand and $47,862 thousand, respectively.  The reserve for inventory write-downs in the amount of $2,005 thousand was relieved from the cost of goods sold for the year ended December 31, 2011 when the related inventory items were scrapped or sold.  The cost of goods sold for the years ended December 31, 2010 and 2009 included $5,557 thousand and $103 thousand loss on write-downs of inventories, respectively.

7.            FINANCIAL ASSETS CARRIED AT COST - NONCURRENT

	December 31
	2011	2010

Emerging market stocks	$16,335	$16,335

The above equity investments, which had quoted prices in an inactive market and of which fair values could not be reliably measured, were carried at cost.

8.            PROPERTIES, NET

	December 31
	2011	2010

Machinery and equipment	$122,066	$113,572
Buildings	58,974	70,068
Office equipment	2,979	2,766
Transportation equipment	58	58
Other equipment	291	169
Construction in progress	12,373	14,212
	196,741	200,845
Accumulated depreciation and impairment	(94,676)	(85,526)

	$102,065	$115,319

In June 2011, the sale and transfer agreement of intellectual property and equipment for wafer-level lens was entered into by and between the Company and Omnivision International Holding Ltd. (Omnivision) and Omnivision Semiconductor (Shanghai), Co., Ltd. (Omnivision Semiconductor).  The transfer of intellectual property, equipment and certain key employees was completed, and the Company had no further obligation in connection with this agreement by the end of December 2011.  The net gain on disposal of equipment and income from the transfer of intellectual property for the year ended December 31, 2011 was $6,128 thousand and $20,409 thousand, respectively. As of December 31, 2011, the Company received $26,000 thousand, and remaining amount of $18,000 thousand will be paid in 2012.  As of December 31, 2011, $16,923 thousand, which is net of a discount of $1,077 thousand, is recorded in “Other receivables”.

The Company recognized an impairment loss of $3,639 thousand in the year ended December 31, 2011 because of the downturn of LED market, which caused a decrease in estimated cash inflows from the use of the related machinery and resulted in the recoverable amount of the machinery being lower than its carrying amount.

9.            ASSETS LEASED TO OTHERS

The Company entered into an operating lease agreement for part of a plant, equipment and related facilities located in Hsinchu Science Park to Taiwan Omnivision Optoelectronics Technologies Company Limited (Omnivision Optoelectronics).  The leased period is November 1, 2011 to October 31, 2013 with monthly payment of $289 thousand.

The Company also entered into an operating lease agreement for part of a plant, equipment and related facilities located in Hsinchu Science Park to Xintec Inc. (Xintec).  The leased period is March 1, 2008 to June 30, 2011 with monthly payment of $126 thousand.

10.         DEFERRED CHARGES, NET

	December 31
	2011	2010

Computer software	$559	$489
Technology license fees	—	38

	$559	$527

11.         PENSION PLANS

The pension plan under the Labor Pension Act (the “LPA”) is a defined contribution plan.  Based on the LPA, the Company makes monthly contributions to employees’ individual pension accounts at 6% of monthly salaries and wages.  Such pension costs were $1,000 thousand, $943 thousand and $599 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

12.         INCOME TAX

a.              A reconciliation of income tax expense based on “income before income tax” at statutory rate and income tax currently payable was as follows:

	Years Ended December 31
	2011	2010	2009

Income tax expense based on “income before income tax” at statutory rate	$11,205	$2,691	$—
Tax effect of the following:
Temporary and permanent differences	802	979	—
Additional tax at 10% on unappropriated earnings	2,515	1,142	28
Income tax credits	(2,974)	(1,889)	—

Income tax currently payable	$11,548	$2,923	$28

b.             Income tax expense (benefit) consisted of the following:

	Years Ended December 31
	2011	2010	2009

Income tax currently payable	$11,548	$2,923	$28
Adjustments for prior years	21	2	(577)
Net changes in deferred income tax assets
Temporary differences	(542)	(689)	1,012
Investment tax credits	3,674	(16,388)	(1,801)
Loss carryforwards	—	806	(794)
Valuation allowance	(1,745)	16,489	499

Income tax expense (benefit)	$12,956	$3,143	$(1,633)

In May 2010, the R.O.C. Legislative Yuan passed the amendment of Article 5 of the Income Tax Law, which reduces a profit-seeking enterprise’s income tax rate from 20% to 17%, effective 2010.  VisEra Technology recalculated its deferred tax assets and liabilities in accordance with the amended Article and recorded the resulting difference as an income tax benefit or expense.

Under Article 10 of the Statute for Industrial Innovation (SII) legislated and effective in May 2010, a profit-seeking enterprise may deduct up to 15% of its research and development expenditures from its income tax payable for the year in which these expenditures are incurred, but this deduction should not exceed 30% of the income tax payable for that year in the R.O.C.  This incentive is retroactive to January 1, 2010 and effective until December 31, 2019.

c.              Net deferred income tax assets consisted of the following:

	December 31
	2011	2010

Current deferred income tax assets
Temporary differences	$1,079	$1,096

Noncurrent deferred income tax assets
Temporary differences	$1,715	$1,167
Investment tax credits	14,634	18,308
Valuation allowance	(15,235)	(17,040)

	$1,114	$2,435

d.             For VisEra Technology, income tax returns through 2009 have been examined and cleared by the local tax authorities.

e.              As of December 31, 2011, income tax credits under R.O.C. tax laws and related regulations comprised of:

Laws and Statutes	Tax Credit Source	Total Creditable Amount	Remaining Creditable Amount	Expiry Year

Statute for Upgrading Industries	Purchase of machinery and equipment	$295	$—	2013
		647	—	2014

		$942	$—

Statute for Upgrading Industries	Research and development expenditures	$7	$—	2012
		715	—	2013

		$722	$—

Statute for Upgrading Industries	Personnel training expenditures	$4	$—	2013

Statute for Upgrading Industries	Investments in tax credit	$4,292	$4,254	2013
		11,560	10,380	2014

		$15,852	$14,634

13.         LABOR COST, DEPRECIATION AND AMORTIZATION EXPENSES

	Years Ended December 31
	2011			2010			2009
	Classified as	Classified as		Classified as	Classified as		Classified as	Classified as
	Cost of	Operating		Cost of	Operating		Cost of	Operating
	Sales	Expenses	Total	Sales	Expenses	Total	Sales	Expenses	Total

Labor cost
Salary	$23,625	$7,055	$30,680	$18,284	$6,161	$24,445	$9,734	$3,519	$13,253
Labor and health insurance	1,280	365	1,645	1,107	346	1,453	687	238	925
Pension	779	221	1,000	689	254	943	435	164	599
Meals	505	94	599	476	104	580	327	80	407
Welfare benefit	79	29	108	68	25	93	26	17	43
Others	280	142	422	324	77	401	3	49	52

	$26,548	$7,906	$34,454	$20,948	$6,967	$27,915	$11,212	$4,067	$15,279

Depreciation	$24,417	$141	$24,558	$20,727	$366	$21,093	$17,555	$545	$18,100
Amortization	$418	$78	$496	$1,164	$256	$1,420	$1,149	$288	$1,437

14.         RELATED PARTY TRANSACTIONS

The Company engages in business transactions with the following related parties:

a.              Omnivision, joint venture investor of VisEra Holding.

b.             Taiwan Semiconductor Manufacturing Company Limited (TSMC), joint venture investor of VisEra Holding.

c.              TSMC North America (TSMC-NA), a subsidiary of TSMC.

d.             Xintec, a subsidiary of TSMC.

e.              Global UniChip Corporation (GUC).  Prior to July 2011, GUC was a subsidiary of TSMC.  Since July 2011, GUC is an equity method investee of TSMC.

f.                Vanguard International Semiconductor Corporation (Vanguard), an equity-method investee of TSMC.

g.             Omnivision Semiconductor, a subsidiary of Omnivision.

h.             Omnivision Optoeletronics, a subsidiary of Omnivision.

i.                 Silicon Optronics Inc. (Silicon Optronics), an equity-method investee of Omnivision.

Transactions with the aforementioned parties, excluding those disclosed in other notes, are summarized as follows:

	2011		2010		2009
	Amount	%	Amount	%	Amount	%

Sales
Omnivision	$133,209	96	$97,455	94	$49,831	96
TSMC	1,020	1	1,810	2	1,080	2
Omnivision Optoelectronics	388	—	—	—	—	—
Vanguard	117	—	62	—	—	—
Xintec	55	—	63	—	18	—
Omnivision Semiconductor	5	—	—	—	—	—
Silicon Optronics	—	—	228	—	165	—
GUC	—	—	1	—	2	—
	$134,794	97	$99,619	96	$51,096	98

Purchases
Xintec	$224	1	$1,855	2	$386	3
TSMC	137	—	30	—	24	—
Omnivision	58	—	91	—	66	—
TSMC-NA	—	—	—	—	1	—
	$419	1	$1,976	2	$477	3

Acquisition of properties
Xintec	$—	—	$141	1	$32	—

Disposal of properties
Omnivision Optoelectronics	$20,563	87	$—	—	$—	—
Omnivision Semiconductor	1,906	8	—	—	—	—
Omnivision	587	2	—	—	—	—
Xintec	378	1	—	—	—	—
	$23,434	98	$—	—	$—	—

Operating expenses
TSMC	$138	1	$1	—	$—	—
Omnivision	108	1	201	2	67	1
Xintec	3	—	56	—	6	—
	$249	2	$258	2	$73	1

Consulting service revenue
Xintec	$166	56	$38	22	$123	29

Rental income
Xintec	$756	57	$1,399	100	$1,051	100
Omnivision Optoelectronics	577	43	—	—	—	—

	$1,333	100	$1,399	100	$1,051	100

Income from the transfer of intellectual property Omnivision	$20,409	100	$—	—	$—	—

	2011		2010		2009
	Amount	%	Amount	%	Amount	%

Accounts receivable
Omnivision	$10,963	96	$15,075	99	$12,207	98
Omnivision Optoelectronics	395	3	—	—	—	—
TSMC	46	1	136	1	274	2
Vanguard	9	—	16	—	—	—
Omnivision Semiconductor	5	—	—	—	—	—
Xintec	1	—	39	—	9	—
GUC	—	—	1	—	—	—
Silicon Optronics	—	—	—	—	29	—
	$11,419	100	$15,267	100	$12,519	100

Other receivables
Omnivision Optoelectronics	$17,042	99	$—	—	$—	—
Xintec	17	—	165	59	149	47
	$17,059	99	$165	59	$149	47

Accrued expenses
TSMC	$24	—	$4	—	$1	—
Omnivision	—	—	101	1	—	—
Xintec	—	—	78	1	12	—
	$24	—	$183	2	$13	—

The sales prices and payment terms to related parties were not significantly different from those of sales to third parties.  There is no comparable transaction with the other related parties transactions of which the terms were determined in accordance with related contractual agreements.

15.         SIGNIFICANT LONG-TERM LEASES

VisEra Technology leases parcel of land from the Science Park Administration.  These operating leases will expire in 2025.

As of December 31, 2011, future lease payments were as follows:

Year	Amount

2012	$387
2013	387
2014	387
2015	387
2016	387
2017 and thereafter	3,486
$5,421

16.         FINANCIAL INSTRUMENTS

a.             Fair values of financial instruments

	December 31
	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets

Cash	$108,067	$108,067	$47,673	$47,673
Financial assets at fair value through profit or loss	5	5	—	—
Notes and accounts receivable	134	134	297	297
Receivables from related parties	11,419	11,419	15,267	15,267
Other receivables	17,228	17,228	278	278
Financial assets carried at cost	16,335	—	16,335	—

Financial liabilities

Accounts payable	2,655	2,655	4,118	4,118
Payables to equipment suppliers	12,448	12,448	5,097	5,097
Financial liabilities at fair value through profit or loss	10	10	225	225

b.             Methods and assumptions used to estimate the fair values of financial instruments were as follows:

1)            The carrying amounts of the following short-term financial instruments approximate their fair values because of their short maturities:  Cash, receivables, and payables.

2)            The fair values of those derivative instruments designed as at fair value through profit or loss are determined using valuation techniques incorporating estimates and assumptions that were consistent with prevailing market conditions.

3)            Financial assets carried at cost have quoted prices in an inactive market and entail an unreasonably high cost to obtain verifiable fair values.  Therefore, no fair value is presented.

c.              As of December 31, 2011 and 2010, financial assets exposed to fair value interest rate risk amounted to $102,487 thousand and $46,867 thousand, respectively; financial liabilities amounted to $10 thousand and $225 thousand, respectively.  As of December 31, 2011 and 2010, financial assets exposed to cash flow interest rate risk amounted to $5,580 thousand and $800 thousand, respectively.

d.             As of December 31, 2011, 2010 and 2009, the interest income and interest expense associated with financial assets other than those at fair value through profit or loss were as follows:

	Years Ended December 31
	2011	2010	2009

Total interest income	$449	$140	$119
Total interest expense	$—	$1	$160

e.              Financial risks

1)            Market risk

The derivative financial instruments categorized as financial assets/liabilities at fair value through profit or loss are mainly used to hedge the exchange rate fluctuations of foreign-currency assets and liabilities; therefore, the market risk of derivatives is expected be offset by the foreign exchange risk of these hedged items.

2)            Credit risk

Credit risk represents the potential loss that would be incurred by the Company if the counter-parties or third-parties breached contracts.  Financial instruments with positive fair values at the balance sheet date are evaluated for credit risk.  The counter-parties or third-parties to the foregoing financial instruments are reputable financial institutions, business organizations, and government agencies.  Management believes that the Company’s exposure to default by those parties is low.  The amount of maximum credit risk exposure is the carry amount of financial assets held by the Company.

3)            Liquidity risk

The Company’s operating funds are deemed sufficient to meet the cash flow demand, therefore, liquidity risk is not considered to be significant.

4)            Cash flow interest rate risk

The Company does not have long-term assets and loans related to changes of interest rates.  Thus, no cash flows will be affected by changes in market interest rates.

17.         SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the R.O.C. (R.O.C. GAAP), which differ in the certain respect from accounting principles generally accepted in the United States of America (U.S. GAAP):

VisEra Technology accrues compensation expense related to profit sharing to employees, directors and supervisors during the period the earnings arise, and its Articles of Incorporation provide the profit sharing to employees may be distributed in its shares.  The number of shares is determined based on the compensation expense recorded during the period the earnings arise divided by the net asset value per share of VisEra Technology at the balance sheet date subject to the approval from the shareholders in the following year.  However, under U.S. GAAP, the amount of compensation expense shall be the product of the number of shares to be issued and the estimated fair value of the shares at the date of the shareholders’ approval.  Therefore, any difference between the compensation expense recorded and the estimated fair value of the shares gives rise to adjustments to U.S. GAAP.

The following reconciles consolidated net income under R.O.C. GAAP as reported in the consolidated financial statements to the consolidated net income under U.S. GAAP, giving effect to the difference listed above.

	Year Ended December 31
	2011	2010

Net income

Consolidated net income based on R.O.C. GAAP	$46,825	$12,776
Adjustments:
Profit sharing to employees	(2,484)	(1,119)

Consolidated net income based on U.S. GAAP	$44,341	$11,657

Attributable to
Shareholders of the parent	$39,229	$10,337
Noncontrolling interests	5,112	1,320

	$44,341	$11,657

The Company reports comprehensive income (loss) in accordance with the guidance related to reporting comprehensive income for U.S. GAAP purposes. The guidance related to reporting comprehensive income requires that in addition to net income (loss), a company should report other comprehensive income (loss) consisting of the changes in equity of the company during the year from transactions and other events and circumstance from nonowner sources. It includes all changes in equity during the year except those resulting from investments by shareholders and distribution to shareholders. The other comprehensive income for the Company includes unrealized gains and losses relating to the translation of financial statements maintained in foreign currencies.

Statements of comprehensive income for the years ended December 31, 2011 and 2010 are as follows:

	Year Ended December 31
	2011	2010

Consolidated net income based on U.S. GAAP	$44,341	$11,657
Other comprehensive income (loss), net of tax:
Translation adjustments, net of tax expense of nil
VisEra Holding	(191)	7,149
Noncontrolling interests	(53)	927

Consolidated comprehensive income	$44,097	$19,733

Attributable to
Shareholders of the parent	$39,038	$17,486
Noncontrolling interests	5,059	2,247

	$44,097	$19,733

The aforementioned GAAP difference does not give effect to the balance of shareholders’ equity.  However, the GAAP difference changes the components of shareholders’ equity.  Summarized shareholders’ equity in accordance with U.S. GAAP is as follows:

	Year Ended December 31
	2011	2010

Changes in equity based on U.S. GAAP

Balance, beginning of year	$181,573	$160,731
Net income for the year	44,341	11,657
Common shares issued as profit sharing to employees
VisEra Holding	2,186	985
Noncontrolling interests	298	134
Adjustment arising from changes of ownership percentage in subsidiary
VisEra Holding	(40)	—
Noncontrolling interests	40	—
Increase (decrease) in noncontrolling interest	229	(10)
Translation adjustments
VisEra Holding	(191)	7,149
Noncontrolling interests	(53)	927

Balance, end of year	$228,383	$181,573

Attributable to
Shareholders of the parent	$204,072	$162,888
Noncontrolling interests	24,311	18,685

	$228,383	$181,573

The Company applies R.O.C. SFAS No. 17, “Statement of Cash Flows.” Its objectives and principles are similar to those set out under U.S. GAAP. The principal differences between the two standards relate to classification. Changes in refundable deposits under cash flows from investing activities under R.O.C. GAAP are reclassified to operating activities under U.S. GAAP. Changes in guarantee deposits under cash flows from financing activities under R.O.C. GAAP are reclassified to operating activities under U.S. GAAP.  Summarized cash flow data by operating, investing and financing activities in accordance with U.S. GAAP guidance related to statement of cash flows are as follows:

	Year Ended December 31
	2011	2010

Net cash inflow (outflow) from:
Operating activities	$71,177	$40,233
Investing activities	(10,326)	(24,587)
Financing activities	—	—
Change in cash	60,851	15,646
Cash at the beginning of year	47,673	29,820
Effect of exchange rate changes	(457)	2,207

Cash at the end of year	$108,067	$47,673